EXHIBIT 99.1
ENVIRONMENTAL TECTONICS CORPORATION
ANNOUNCES FIRST QUARTER FISCAL 2010 RESULTS
Southampton, PA, USA. July 2, 2009 — Environmental Tectonics Corporation (OTC Bulletin Board: ETCC) (“ETC” or the “Company”) today announced financial results for the first quarter of fiscal 2010 which ended on May 29, 2009.
Net Income
     The Company had net income of $770,000 or $0.06 per share (basic and diluted), during the first quarter of fiscal 2010 compared to a net loss of $(1,491,000), or $(0.19) per share (basic and diluted), for the first quarter of fiscal 2009, representing an improvement of $2,261,000. The improvement reflected a significant increase in gross profit (despite slightly reduced sales performance) coupled with lower selling, general and administrative as well as research and development expenses. Acting as partial offsets were higher interest and other expenses.
     The company also had earnings before interest, taxes, depreciation and amortization expense (“EBITDA”) of $1,853,000 for the first quarter of fiscal 2010 versus a negative EBITDA of $(499,000) for the first quarter of fiscal 2009.
Sales
     Sales for the first quarter of fiscal 2010 were $9,581,000 as compared to $9,975,000 for the first quarter of fiscal 2009, a slight decrease of $394,000 or 3.9%. As the table below indicates, significant increases were realized in the U.S. Government and International categories but were offset by a decline in domestic sales.
Domestic Sales
     Domestic sales in the first quarter of fiscal 2010 were $1,959,000 as compared to $5,322,000 in the first quarter of fiscal 2009, a decrease of $3,363,000 or 63.2%, reflecting significant decreases in all Control Systems Group product areas. Environmental products (down $1,502,000, 80.1%), hyperbaric products (down $631,000, 50.1%) and sterilizer products (down $1,485,000, 87.2%) all reflected the impact of the economic downturn. Environmental products, whose domestic commercial market is primarily automotive, suffered from the severe contraction of the three major U.S. car manufacturers. Hyperbaric and sterilizer performance reflected the restriction of liquidity in the economy for new projects or capital expansion. Domestic sales represented 20.4% of the Company’s total sales in the first quarter of fiscal 2010, as compared to 53.4% for the first quarter of fiscal 2009.
     U.S. Government sales in the first quarter of fiscal 2010 were $1,836,000 as compared to $991,000 in the first quarter of fiscal 2009, an increase of $845,000, 85.3%, and represented 19.2% of total sales in the first quarter of fiscal 2010 versus 9.9% for the first quarter of fiscal 2009. Significant increases were evidenced in the environmental line on a chamber contract with the U.S. Army and aircrew training system sales primarily due to a large U.S. Navy disorientation device contract.

International Sales
     International sales for the first quarter of fiscal 2010, which include sales in the Company’s Polish subsidiary, were $5,786,000 as compared to $3,662,000 in the first quarter of fiscal 2009, an increase of $2,124,000 or 58.0%, and represented 60.4% of total sales, as compared to 36.7% in the first quarter of fiscal 2009. Favorable international performance reflected higher simulation sales (up $1,136,000), and higher aircrew training systems sales (up $747,000, 26.8%), both primarily for contracts in the Middle East.
Gross Profit
     Gross profit for the first quarter of fiscal 2010 was $4,427,000 as compared to $2,495,000 in the first quarter of fiscal 2009, an increase of $1,932,000 or 77.4%, despite slightly reduced sales. As a percentage of revenues, gross profit for the first quarter of fiscal 2010 was 46.2% compared to 25.0% for the same period a year ago. The gross margin dollar increase followed the sales increase in both governmental and international sales partially offset by the reduction in domestic sales. Higher gross margin tracked with the higher sales performance in U.S. governmental environmental and aircrew training systems product sales and international simulation and aircrew training systems product sales. Favorable gross profit rates as a percentage of revenues were evidenced in all geographic categories with domestic up 8.1 percentage points, U.S. Government up 21.9 percentage points, and international up 29.7 percentage points. Product-wise, the primary contributor to the rate increase was favorable rates on international aircrew training products.
Selling and Administrative Expenses
     Selling and administrative expenses for the first quarter of fiscal 2010 were $2,856,000 as compared to $3,313,000 in the first quarter of fiscal 2009, a decrease of $457,000 or 13.8%. The decrease primarily reflected legal costs as the prior period included a reserve for a potential legal settlement. Acting as partial offsets were increased commissions and bad debt expense.
Research and Development Expenses
     Research and development expenses, which are charged to operations as incurred, were $228,000 for the first quarter of fiscal 2010 as compared to $295,000 for the first quarter of fiscal 2009. The reduction reflected higher government grants in the Company’s Turkish subsidiary in the current quarter coupled with lower development in the environmental division. Most of the Company’s research efforts, which were and continue to be a significant cost of its business, are included in cost of sales for applied research for specific contracts, as well as research for feasibility and technology updates.
Interest Expense
     Interest expense for the first quarter of fiscal 2010 was $516,000 as compared to $436,000 for the first quarter of fiscal 2009, representing an increase of $80,000 or 18.3%. This increase reflected higher interest expense on a higher average loan balance (up approximately $4,000,000 from quarter to quarter) and higher amortization expense related to the beneficial feature of the Company’s subordinated debt and the value assigned to warrants which were issued with the subordinated debt as part of the Company’s February 2003 refinancing.

Other Income/Expense, Net
     Other income/expense, net, was a net expense of $55,000 for the first quarter of fiscal 2010 versus a net income of $61,000 for the first quarter of fiscal 2009. The prior period reflected proceeds from a property damage claim.
Income Taxes
     Due to the utilization of net operating loss carry-forwards available (which were approximately $39.8 million as of February 27, 2009), the Company has not recorded a current income tax provision.

	Summary Table of Results
	13 weeks ended	13 weeks ended	Variance	Variance
	May 29, 2009	May 30, 2008	$	%
	(amounts in thousands)		( ) =Unfavorable
Sales:
Domestic	$1,959	$5,322	$(3,363)	(63.2)%
US Government	1,836	991	845	85.3
International	5,786	3,662	2,124	58.0

Total Sales	9,581	9,975	(394)	(3.9)

Gross Profit	4,427	2,495	1,932	77.4

Selling, general and administrative	2,856	3,313	457	13.8
Research & development	228	295	67	22.7

Operating income (loss)	1,343	(1,113)	2,456	220.7
Interest expense, net	516	436	(80)	(18.3)
Other expense (income), net	55	(61)	(116)	(190.2)
Income taxes	0	0	0	n/a
Minority interest	2	3	1	33.3

Net income (loss)	$770	$(1,491)	$2,261	n/a
Net income (loss) per common share	$0.06	$(0.19)	$0.25	n/a

EBITDA calculation:
Net income (loss)	$770	$(1,491)
Interest	516	436
Depreciation and amortization	567	556

Earnings (loss) before interest, taxes, depreciation and amortization	$1,853	$(499)

     ETC was incorporated in 1969 in Pennsylvania and this year we will celebrate our 40th anniversary. Our core technologies include the design, manufacture and sale of Training Services (TSG) which includes (1) software driven products and services used to create and monitor the physiological effects of flight; (2) high performance jet tactical flight simulation, and; (3) driving and disaster simulation systems, and Control Systems (CSG) which includes: (1) steam and gas sterilization; (2) testing and simulation devices for the automotive industry, and; (3) hyperbaric and hypobaric chambers. Product categories included in TSG are Aircrew Training Systems (ATS) and flight simulators, disaster management systems and entertainment applications. CSG includes sterilizers, environmental control devices and hyperbaric chambers along with parts and service support.
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on ETC’s current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about ETC and its subsidiaries that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
These forward-looking statements include statements with respect to the Company’s vision, mission, strategies, goals, beliefs, plans, objectives, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business of the company, including but not limited to, (i) potential additional funding by H.F. Lenfest, a member of our Board of Directors and a significant shareholder, and PNC Bank, (ii) the trading of the Company’s common stock on the Over-the-Counter Bulletin Board (iii) projections of revenues, costs of materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, capital structure, other financial items and the effects of currency fluctuations, (iv) statements of our plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions of customers, suppliers, competitors or regulatory authorities, (v) statements of future economic performance, (vi) statements of assumptions and other statements about the Company or its business, (vii) statements made about the possible outcomes of litigation involving the Company, (viii) statements regarding the Company’s ability to obtain financing to support its operations and other expenses, and (ix) statements preceded by, followed by or that include the words, “may,” “could,” “should,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or the negative of such terms or similar expressions. These forward-looking statements involve risks and uncertainties which are subject to change based on various important factors. Some of these risks and uncertainties, in whole or in part, are beyond the Company’s control. Factors that might cause or contribute to such a material difference include, but are not limited to, those discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended February 27, 2009, in the section entitled “Risks Particular to Our Business.” Shareholders are urged to review these risks carefully prior to making an investment in the Company’s common stock.
The Company cautions that the foregoing list of important factors is not exclusive. Except as required by federal securities law, the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.
Contact: Duane D. Deaner, CFO Tel: 215-355-9100     (ext. 1203)               Fax: 215-357-4000
ETC — Internet Home Page:          http://www.etcusa.com